UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2018

Williams Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-34831	20-2485124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 573-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders

As previously disclosed, on May 16, 2018, Williams Partners L.P. (“WPZ”) and WPZ GP LLC (“WPZ General Partner” and, together with WPZ, the “WPZ Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Williams Companies, Inc. (“WMB”) and its direct wholly owned subsidiary SCMS LLC (“Merger Sub”, and together with WMB, the “WMB Parties”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into WPZ, with WPZ being the surviving entity (the “Merger”). The closing of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement and the Merger by the affirmative vote or consent of holders of at least a majority of the outstanding common units of WPZ (the “WPZ Common Units”) and Convertible Class B Units of WPZ (the “WPZ Class B Units” and together with the WPZ Common Units, the “WPZ Units”), voting together as a single class.

The board of directors of the WPZ General Partner set July 9, 2018 as the record date (the “Record Date”) for determining holders of WPZ Units entitled to execute and deliver written consents with respect to the approval and adoption of the Merger Agreement and the Merger. On July 13, 2018, Williams Gas Pipeline Company, LLC, which as of the Record Date beneficially owned 702,218,502 WPZ Common Units and 18,442,649 WPZ Class B Units representing approximately 73.8% of the outstanding WPZ Units, delivered a written consent approving and adopting the Merger Agreement and the Merger in all respects (the “WGP Written Consent”). As a result, no further action by any unitholder of WPZ is required under applicable law or otherwise to adopt the Merger Agreement and the Merger, and upon the delivery of the WGP Written Consent, the consent process for holders of WPZ Units with respect to the Merger Agreement and the Merger concluded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC,
its General Partner

By:	/s/ Joshua H. De Rienzis
Joshua H. De Rienzis
Secretary

DATED: July 13, 2018